Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERD PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2004 relating to the financial statements and financial statement schedules of Allegheny Energy, Inc., which appears in Allegheny Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/  PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
September 27, 2004